Exhibit 99.1

DOUBLE EAGLE MAKES ANNOUNCEMENT REGARDING DISMISSAL OF LITIGATION

LOS ANGELES, CA, November 20, 2017 – Double Eagle Acquisition Corp. (“Double Eagle”) (Nasdaq: EAGL, EAGLU, EAGLW) announced today that it was informed that TDR Capital, the sponsor of Algeco/Scotsman Holding S.à r.l. (“AS Holding” and together with its subsidiaries, the “Algeco Group”), has entered into an agreement with certain holders of the Algeco Group’s 10.75% senior unsecured notes due 2019 (the “Senior Unsecured Notes”), pursuant to which the holders of the Senior Unsecured Notes have instructed the Senior Unsecured Notes trustee to immediately dismiss, in its entirety, the litigation against Double Eagle, certain members of the Algeco Group and TDR Capital, among others, currently pending in the Supreme Court for the State of New York with respect to the previously announced business combination between Double Eagle and Williams Scotsman International, Inc. and to withdraw the complaint made against all defendants, including Double Eagle, the Algeco Group and TDR Capital in that litigation. The agreement does not require any action on the part of Double Eagle or change the terms of the business combination. Double Eagle continues to expect the closing of the business combination to occur in a timely manner.

About Double Eagle Acquisition Corp.

Double Eagle Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. Double Eagle began trading on Nasdaq in September 2015 and its Class A ordinary shares, units and warrants trade under the ticker symbols EAGL, EAGLU and EAGLW, respectively. Double Eagle is the third Nasdaq-listed special purpose acquisition company sponsored by Jeff Sagansky, CEO, and Harry E. Sloan, founding investor.

Cautionary Notice Regarding Forward Looking Statements

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” including statements with respect to the dismissal of the litigation, withdrawal of the complaint and the timing of the closing of the business combination. Any or all of these forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Double Eagle’s control including those described in Double Eagle’s registration statement on Form S-4 regarding the business combination. The forward-looking statements herein speak only as of the date of this press release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Contacts

For Double Eagle Acquisition Corp.:

James A. Graf

Chief Financial Officer

jgraf@geacq.com

310-209-7280